Exhibit 99.1


Lexmark's board of directors authorizes an additional $500 million repurchase of shares

Lexington, Ky., July 28, 2005 - Lexmark International, Inc. (NYSE: LXK) today announced that its board of directors has authorized the repurchase of an additional $500 million of its Class A Common Stock.

The repurchase authority allows the company to selectively repurchase its stock from time to time in the open market or in privately negotiated transactions depending upon market price and other factors. The repurchase authorization provides management with the flexibility to make purchases at its discretion without target price or timetable constraints.

This repurchase authorization raises the aggregate repurchase authorization to $2.9 billion from the $2.4 billion previously granted by the board. The company has used $2.16 billion of the prior authorization to repurchase approximately
47.3 million shares.

The repurchased shares will be held in treasury for future use.

About  Lexmark

Lexmark International, Inc. (NYSE: LXK) makes it easier for businesses and consumers to move information between the digital and paper worlds. Since its inception in 1991, Lexmark has become a leading developer, manufacturer and supplier of printing and imaging solutions for customers in more than 150 countries. Lexmark reported $5.3 billion in revenue in 2004, and can be found on the Internet at www.lexmark.com.


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Lexmark  and  Lexmark  with  the  diamond   design  are  trademarks  of  Lexmark
International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective holders.